                                                                     Exhibit 23

              Consent of Independent Certified Public Accountants

The Board of Directors
Heritage Financial Corporation:

  We consent to incorporation by reference in the registration statements (No. 333-57513 and No. 333-71415) on Form S-8 of Heritage Financial Corporation of our report dated January 29, 1999, relating to the consolidated statements of financial condition of Heritage Financial Corporation and subsidiaries as of June 30 and December 31, 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1998 and for the six month period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Heritage Financial Corporation.

                                          KPMG LLP

Seattle, Washington
March 25, 1999